ACCELERATED DEATH BENEFIT RIDER


ANY ACCELERATED BENEFITS PAID UNDER THIS RIDER MAY BE TAXABLE. IF SO, YOU OR YOUR BENEFICIARY MAY INCUR A TAX OBLIGATION. AS WITH ALL TAX MATTERS YOU SHOULD CONSULT YOUR PERSONAL TAX OR FINANCIAL ADVISOR TO ASSESS THE IMPACT OF THIS BENEFIT.

                                     BENEFIT

We will pay the Accelerated Death Benefit Amount to You if the Primary Insured is diagnosed by a Physician as having a Terminal Illness after the Policy Date and while this rider is in force. You may request payment of the Accelerated Base Amount only one time, regardless of the amount You select. If elected, You must properly claim the Accelerated Base Amount during the life of the terminally ill Primary Insured. We will pay the benefit as a lump sum. We may make payments other than as a lump sum at Your request.

Irrevocable Beneficiaries must consent in writing to payment of the Accelerated Death Benefit Amount. We also reserve the right to require written consent of any assignee or creditor Beneficiary.

If We pay the Accelerated Death Benefit Amount, the policy's Specified Amount, Accumulation Value and surrender charges, if any, will be reduced by the amount of the Accelerated Death Benefit Percentage.

You may claim the Accelerated Base Amount by forwarding to Us a completed claim form and a Physician's certification. We will furnish a claim form for this purpose upon Your request. We may require the Primary Insured to be examined by a Physician of Our choice and at Our expense.

When We pay the  Accelerated  Death  Benefit  Amount,  We will inform You of the
amount  of  the  Policy's  remaining   Specified  Amount,   Accumulation  Value,
Indebtedness and any Premium to be paid.

                                   DEFINITIONS

Accelerated Base Amount - You may request up to 50% of the Specified Amount of the policy. We reserve the right to require that (1) the minimum benefit amount be 10% of the Specified Amount of the Policy; and (2) the Accelerated Base Amount not exceed $250,000 or the minimum benefit amount, whichever is greater.

Accelerated Death Benefit Amount - The amount payable under this rider. The benefit is equal to the Accelerated Base Amount, less:

     1. a processing fee, not to exceed .5% of the Accelerated Base Amount;
     2. the interest charge; and
     3. any loan repayment amount.

The interest charge is equal to:

         A    X      i
                  ------

                   1 + i

"A" is the Accelerated Base Amount and "i" is the applicable interest rate. The interest rate used will be the loan interest rate as prescribed in the Loans provision of the policy on the date We receive Your written request for this benefit.

The loan repayment amount equals the outstanding Indebtedness at the time the claim is paid times the Accelerated Death Benefit Percentage. This repayment amount will be applied to the Indebtedness as if the Owner made a loan repayment.

Accelerated Death Benefit Percentage - For policies with Type A Specified Amount (Level, as defined in the Policy), the Accelerated Death Benefit Percentage is equal to B divided by C. For policies with Type B Specified Amount (Adjustable, as defined in the Policy), the Accelerated Death Benefit Percentage is equal to B divided by the sum of C and D.

"B" is the Accelerated Base Amount.

"C" is the policy's Specified Amount at the time the Accelerated Death Benefit Amount is paid.

"D" is the policy's Accumulation Value at the time the Accelerated Death Benefit Amount is paid.

Physician - A licensed doctor of medicine (M. D.) or licensed doctor of osteopathy (D. O.) operating within the scope of his/her license. The Physician may not be You, the Primary Insured, or a parent, spouse, child, stepchild, grandparent, grandchild, sibling or in-law of You or the Primary Insured.

Terminal Illness - In the Physician's best medical judgment, the Primary Insured has a non-correctable medical condition and will die within twelve months from the date of the Physician's certification.

                               GENERAL PROVISIONS

The following provisions apply to this rider:

     1. This rider is made a part of the policy to which it is attached. This benefit is subject to all the provisions of this rider and the applicable policy provisions, except as otherwise stated.

     2. The effective date of this rider is the same as the Policy Date unless this rider is added at a later date. The Incontestability provision in the policy will apply to this rider, beginning on the rider effective date.

                                   TERMINATION

This rider terminates on the earliest of:

     1. the date the policy terminates for any reason;
     2. the date an Accelerated Death Benefit Amount is paid;
     3. the first Monthly Anniversary Day that falls on or next follows Your written request to cancel this rider; or
     4. the date the policy matures.

                   BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA

                                [IMPORT OMITTED]
                       [GRAPHIC OMITTED][GRAPHIC OMITTED]
                                    Secretary


L6644                                                                    (2/98)